  Exhibit 99.1

Contact: Jim Radosevich
     Vice President, Corporate Finance & Investor Relations
     Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Announces Addition of Charter One Bank
as Participant in Senior Credit Facility

Barrington, IL, August 31, 2005 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced that Charter One Bank has been added as a $10 million participant in the Company’s senior credit facility. In addition to Charter One’s new involvement, Fifth-Third Bank increased its commitment, bringing the total amount available under the Company’s senior credit facility to $89 million. The Company currently has no outstanding borrowings on the facility.

“We are pleased to add Charter One to the list of prestigious financial institutions participating in our senior credit facility,” said Tom Pyra, President of Clark Consulting. “Although we currently have no debt outstanding on the facility and continue to produce robust cash flow, the addition of Charter One and the resultant increase in the line of credit provides Clark with even greater financial flexibility with which to grow our business.”

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, financing and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,”“believe,”“estimate,”“expect,”“intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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